                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/      FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             UNITRODE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                             UNITRODE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                      LOGO

                              UNITRODE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 3, 1996

To The Stockholders:

     The Annual Meeting of Stockholders of Unitrode Corporation (the "Corporation") will be held on Monday, June 3, 1996 at 11:00 a.m. at One BayBank Technology Place, 1075 Main Street, Waltham, Massachusetts to consider and vote upon:

          1. The election of two directors for a three-year term ending in 1999.

          2. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on Friday, April 5, 1996 as the Record Date for determining the stockholders entitled to notice of and to vote at the meeting.

     IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                            By order of the Board of Directors.



                                            ALLAN R. CAMPBELL
                                            Senior Vice President, General
                                            Counsel and Secretary

7 Continental Boulevard
Merrimack, New Hampshire 03054
April 26, 1996

                              UNITRODE CORPORATION
                            7 CONTINENTAL BOULEVARD
                         MERRIMACK, NEW HAMPSHIRE 03054

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 3, 1996

     This Proxy Statement and the enclosed form of proxy are furnished to stockholders of Unitrode Corporation, a Maryland corporation (the "Corporation"), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held Monday, June 3, 1996 at the time and place set forth in the accompanying Notice of Annual Meeting of Stockholders and at all adjournments or postponements thereof. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the Annual Meeting, by delivery of a later-dated proxy, or by giving written notice to the Secretary of the Corporation at any time before the proxy is exercised. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 26, 1996.

     The Corporation will bear the cost of solicitation of proxies. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Corporation, personally or by telephone, and the Corporation may reimburse brokerage firms, banks, custodians, nominees and their fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. In addition, the Corporation may retain Georgeson & Co. to assist in the solicitation of proxies. The fees of Georgeson & Co. would be expected to aggregate approximately $6,000 plus reimbursement for out-of-pocket expenses.

                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on Friday, April 5, 1996, are entitled to vote at the Annual Meeting. On that date, the Corporation had outstanding 11,487,723 shares of common stock, each of which is entitled to one vote.

                           VOTE REQUIRED FOR APPROVAL

     The election of directors requires the affirmative vote of the holders of a majority of all the shares entitled to vote at the meeting in person or by proxy. For purposes of the election of directors, abstentions will not be counted as votes cast and will have the effect of negative votes, although they will count toward the presence of a quorum.

                             ELECTION OF DIRECTORS

     The Charter of the Corporation provides that the Board of Directors shall be divided into three classes with each class as nearly equal in number as possible, and that one class shall be elected each year for a term of three years. Louis E. Lataif and James T. Vanderslice, who were elected to the Board of Directors by the then-existing directors on December 1, 1995 to fill vacancies created when the number of directors constituting the Board was increased from five to seven directors, are currently serving in the class of directors of the Corporation whose term expires at this Annual Meeting. Arthur
L. Goldstein, a Director of the Corporation since 1976 and a member of this class, is retiring as a Director and will not stand for re-election. It is proposed that Mr. Lataif and Mr. Vanderslice be elected to serve for three-year terms which will expire in 1999.

     The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below, to serve for the specified term and until their successors shall be duly elected and qualify, or until their earlier resignation or removal. If a nominee should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute as the Board of Directors may propose.


     The following table sets forth information concerning the nominees for election and directors whose terms continue beyond the date of this Annual
Meeting.

                                                             PRINCIPAL OCCUPATION, OTHER BUSINESS
                                               YEAR FIRST        EXPERIENCE DURING THE PAST FIVE
                                               ELECTED A         YEARS AND DIRECTORSHIPS IN OTHER
               NAME                    AGE     DIRECTOR                 PUBLIC COMPANIES
- -----------------------------------    ----   ----------     ------------------------------------
NOMINEES WHOSE TERMS
EXPIRE IN 1999:
Louis E. Lataif(1)(4)..............    57       1995       Dean of the School of Management at
                                                           Boston University from 1991 to present.
                                                           From 1981 to 1991, Vice President of
                                                           Ford Motor Company. Director of Great
                                                           Lakes Chemical Corp.

James T. Vanderslice(2)............    55       1995       General Manager of IBM Corporation's
                                                           Storage Systems Division since August
                                                           1995. From 1991 to 1995, General Manager
                                                           of IBM Corporation's high-end and
                                                           mid-range system printer business.

DIRECTORS WHOSE TERMS
EXPIRE IN 1997:
Kenneth Hecht(2)(3)................    61       1974       Co-Director of California Food Policy
                                                           Advocates since October 1992. Attorney
                                                           and consultant to public interest
                                                           organizations prior to October 1992.

Edward H. Browder(4)...............    56       1991       President of Unitrode Corporation since
                                                           January 1996. From 1994 to 1995,
                                                           President of Seacliff Technologies, a
                                                           distributor of field-programmable gate
                                                           arrays. From 1990 to 1994, President and
                                                           Chief Executive Officer of Concurrent
                                                           Logic, Inc., a manufacturer of
                                                           field-programmable gate arrays.

DIRECTORS WHOSE TERMS
EXPIRE IN 1998:
Peter A. Brooke(1)(4)..............    66       1962       Chairman, Advent International
                                                           Corporation, an international venture
                                                           investment and services company.
                                                           Director of New England Business
                                                           Services, Inc.

Robert L. Gable(4).................    65       1988       Chairman and Chief Executive Officer of
                                                           Unitrode Corporation. President of
                                                           Unitrode Corporation from 1992 to
                                                           January 1996. Director of BayBanks, Inc.

- ---------------

(1) Member of the Audit Committee.
(2) Member of the Executive Compensation Committee.
(3) Member of the Nominating Committee.
(4) Member of the Executive Committee.


                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, Executive Compensation Committee, Executive Committee and Nominating Committee.

     All members of the Audit Committee are non-employee directors. The principal functions of the Audit Committee are to review with the Corporation's independent auditors the scope of the audit for each year, the results of the audit when completed, the recommendations of the auditors and responses thereto by management, and the auditors' fees for services performed, taking into account the relationship of audit and non-audit professional fees. The Audit Committee also reviews with management matters brought to its attention by the auditors relating to accounting systems, including internal accounting controls and financial reporting. The Audit Committee met twice during the last fiscal year.

     All members of the Executive Compensation Committee are non-employee directors. The Executive Compensation Committee serves as the administrator of all of the Corporation's benefit plans other than the Unitrode Profit Sharing/401(k) Savings Plan. The Executive Compensation Committee reviews the compensation of the Corporation's officers and recommends to the Board action with respect to officers' compensation, including salary adjustments and the award of any cash bonuses. The Executive Compensation Committee also makes awards of restricted stock and grants of stock options under the Corporation's restricted stock and stock option plans. The Executive Compensation Committee met on the days of meetings of the Board of Directors and performed other functions by unanimous written consent in lieu of a meeting.

     The Executive Committee has all of the powers of the Board of Directors, except as prohibited by applicable law. There were no meetings of the Executive Committee during the last fiscal year.

     The Nominating Committee recommends to the Board of Directors the individuals to be proposed by the Board for election as directors. The Nominating Committee may also recommend to the Board persons to be elected by the Board to key offices and positions in the Corporation. The Nominating Committee will consider persons recommended by shareholders to be nominated to stand for election as Directors if the recommendations are submitted in writing to the Secretary of the Corporation in accordance with the provisions of the Corporation's Advance Notice By-law (see "Advance Notice By-law" below). There were no meetings of the Nominating Committee during the last fiscal year; its functions were performed by the full Board of Directors.

     During the fiscal year, there were seven meetings of the Board of Directors. All of the Directors attended all of the meetings of the Board and of committees of which they were members, other than one director who was absent from one meeting of the Board.

                     DIRECTORS' FEES AND OTHER REMUNERATION

     Non-Employee Directors of the Corporation are paid an annual fee of $13,000, a fee of $1,500 for each day the Director participates in person in a meeting of the Board and/or of any committee, $400 for participation in any such meeting by telephone conference call, and reimbursement of expenses for at-tendance at meetings. Non-Employee Directors also receive grants of stock options under the Corporation's Amended and Restated 1986 Non-Employee Directors Stock Option Plan. Each Non-Employee Director is automatically granted an option to acquire 2,000 shares of the Corporation's common stock on the date of his appointment or election to the Board of Directors. Following the initial grant, each then-current Non-Employee Director is automatically granted an option for 2,000 shares on the date of each annual meeting of the stockholders of the Corporation. Options are granted at fair market value on the date of the grant and become exercisable in six months from the date of the grant.

     During the fiscal year ended January 31, 1996, the Corporation paid Mr. Browder consulting fees and expenses in the amount of $11,841 in connection with advice rendered relating to the Corporation's use of GMT Microelectronics Corporation as a wafer fabrication foundry.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of April 5, 1996, those persons known to the Corporation who may be deemed to be beneficial owners of more than five percent of the outstanding shares of common stock of the Corporation. Unless otherwise indicated, the persons named below have sole voting and investment power over the shares listed below:

                                                                  AMOUNT AND
                                                                  NATURE OF               PERCENT
                    NAME AND ADDRESS OF                           BENEFICIAL                OF
                      BENEFICIAL OWNER                            OWNERSHIP                CLASS
- ------------------------------------------------------------   ----------------           -------
United States Trust Company.................................   1,072,139 shares(1)          9.33%
of New York
114 West 47th Street
New York, NY 10036-1532

Oppenheimer Group, Inc......................................     943,000 shares(2)          8.21%
Oppenheimer Tower,
World Financial Center
New York, NY 10251

Trimark Financial Corporation, Inc..........................     800,000 shares(3)          6.96%
One First Canadian Place
Suite 5600, P.O. Box 487
Toronto, Ontario M5X 1E5

FMR Corp....................................................     799,504 shares(4)          6.96%
82 Devonshire Street
Boston, MA 02109-3614

- ---------------

(1) Based upon a Schedule 13G filed with the Securities and Exchange Commission which states that as of December 31, 1995, U.S. Trust Company had shared voting and disposition power with respect to these shares via either a trust/fiduciary capacity and/or a portfolio management/agency relationship.

(2) Based upon a Schedule 13G filed with the Securities and Exchange Commission by Oppenheimer Group, Inc. on behalf of certain subsidiary companies of Oppenheimer Group, Inc., and/or certain investment advisory clients or discretionary accounts of such subsidiaries, which states that as of December 31, 1995, such entities had shared voting and disposition powers with respect to these shares.

(3) Based upon a Schedule 13G filed with the Securities and Exchange Commission which states that as of December 31, 1995, Trimark Financial Corporation, Inc. is the 100% owner of Trimark Investment Management, Inc., which has voting and disposition power with respect to these shares in its role as the trustee and manager of the assets of certain Trimark mutual funds.

(4) Based upon a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp., which states that as of December 31, 1995, FMR Corp. had sole disposition power with respect to all the shares listed, and sole voting power with respect to 68,500 of such shares.



                         SECURITIES OWNERSHIP OF MANAGEMENT


     The following information is furnished as of April 5, 1996 with respect to shares of common stock of the Corporation beneficially owned by each Director, each of the named executive officers, and by all directors and officers as a group. Unless otherwise indicated, the individuals named had sole voting and investment power over the shares listed.

                                                                 SHARES                 PERCENT OF
                                                              BENEFICIALLY             OUTSTANDING
                           NAME                                 OWNED(1)               COMMON STOCK
- -----------------------------------------------------------   ------------             ------------
Peter A. Brooke............................................       31,174                      *
Edward H. Browder..........................................       11,000                      *
Robert L. Gable............................................      232,000(2)                2.02%
Arthur L. Goldstein........................................       19,000                      *
Kenneth Hecht..............................................      102,120                      *
Louis E. Lataif............................................        2,000                      *
James T. Vanderslice.......................................        2,000                      *
Allan R. Campbell..........................................      105,250(2)(3)                *
Richard V. Paulson.........................................       79,375(2)                   *
Dennis A. Peasenell........................................       78,450(2)                   *
Cosmo S. Trapani...........................................       86,250(2)                   *
All officers and directors as a group (13 persons).........      782,883                   6.81%

- ---------------

* Percentage is less than 1% of the total number of outstanding shares of common stock of the Corporation.

(1) Includes shares subject to options exercisable within 60 days from April 5, 1996 for the purchase of the following numbers of shares: Mr. Brooke, 18,000 shares; Mr. Browder, 10,000 shares; Mr. Gable, 102,000 shares; Mr. Goldstein, 18,000 shares; Mr. Hecht, 18,000 shares; Mr. Lataif, 2,000 shares; Mr. Vanderslice, 2,000 shares; Mr. Campbell, 58,750 shares; Mr. Paulson, 60,375 shares; Mr. Peasenell, 26,928 shares; Mr. Trapani, 28,750 shares; and all officers and directors as a group, 370,553 shares. Also includes as to all officers and directors as a group an aggregate of 41,000 shares which are subject to reconveyance or forfeiture.

(2) Includes 20,000 shares in the case of Mr. Gable, 4,000 shares in the case of Mr. Campbell, 6,000 shares in the case of Mr. Paulson, 4,000 shares in the case of Mr. Peasenell, and 4,000 shares in the case of Mr. Trapani which are subject to reconveyance or forfeiture.

(3) Includes 500 shares held by Mr. Campbell's spouse, as to which Mr. Campbell disclaims beneficial ownership.



         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Board of Directors has an Executive Compensation Committee (the "Committee") consisting of the directors whose names are set forth below this report. Each member of the Committee is a non-employee director and a "disinterested person" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. All actions by the Committee on the compensation of the Corporation's executive officers are reviewed by the full Board of Directors, except for grants or awards made by the Committee under the Corporation's stock option plans and restricted stock plan, which must be made solely by the Committee in order for such grants or awards to satisfy Rule 16b-3. This report, prepared by the Committee, sets forth the Corporation's compensation policies for the fiscal year ended January 31, 1996 as such policies affected the Corporation's executive officers.

COMPENSATION POLICY

     It is the policy of the Committee to link the compensation of the Corporation's executive officers with the achievement of both corporate performance objectives and individual objectives related to the executive officers' specific areas of responsibility. It is also the policy of the Committee to set executive compensation at levels it believes are consistent and competitive with other companies in the Corporation's industry, and at levels that it believes will enable the Corporation to attract and retain superior executive talent.

     The Committee also believes that ownership of the Corporation's stock by management is an effective means of aligning the interests of the stockholders and management in the enhancement of shareholder value. For this reason, the Committee has used in the past and expects in the future to continue to use the Corporation's stock option plans to encourage equity ownership by management in the Corporation and to provide added long-term incentive to management to work for the continued growth and success of the Corporation.

RELATIONSHIP OF COMPENSATION TO COMPANY PERFORMANCE

     The compensation of the executive officers for the fiscal year ended January 31, 1996 included base salary and annual variable performance incentives earned under the Corporation's Management Bonus Program. In addition, the Committee granted stock options under the Corporation's 1992 Employee Stock Option Plan. Total annual cash compensation varies each year based upon achievement of company financial performance goals approved by the Board of Directors, achievement of agreed-upon individual performance goals, and changes in base salary.

     Base salaries are targeted to be competitive with other companies in the Corporation's industry. Management examines salary survey data published by the American Electronics Association for executives with similar responsibilities in electronics companies and recommendations are made to the Committee and the Board of Directors. Individual base salaries are then set or adjusted by the Committee, subject to ratification by the Board of Directors, based on experience, sustained performance, and comparisons to peers inside and outside the Corporation.

     The financial performance goal upon which payments under the Management Bonus Program are based is earnings per share for the Corporation. Subjective performance criteria encompass evaluation of each executive officer's initiative and contribution to overall corporate performance, managerial ability, performance on special projects undertaken and performance against previously agreed-upon management objectives.

     In order for an executive to be eligible for any payment under the Management Bonus Program, certain earnings-per-share thresholds must be met. Payments under the Management Bonus Program to the executive officers for the fiscal years ended January 31, 1994, 1995 and 1996 were made as indicated in the Summary Compensation Table included in this proxy statement and were based on the Committee's determination, in February 1994, 1995 and 1996, of the levels of attainment of the goals described above which had been established by the Committee in February 1993, 1994 and 1995, respectively. Under the Management Bonus Plan for the fiscal year ended January 31, 1994, Mr. Trapani and Mr. Campbell were awarded stock options in lieu of cash.

     Long-term incentives applicable to the executive officers consist of stock awards made under the Corporation's 1984 Restricted Stock and Cash Bonus Plan and stock option grants made under the Corporation's 1983 and 1992 Employee Stock Option Plans. The Restricted Stock Plan provides for the award of so-called "restricted stock" which may not be transferred, with restrictions on transfer lapsing for 20% of the grant for each year that the grantee remains employed by the Corporation. Shares upon which restrictions have not lapsed are required to be reconveyed to the Corporation if the executive's employment with the Corporation is terminated. Stock option grants provide the right to purchase shares of the Corporation's common stock at the fair market value of such stock on the date of grant. Each stock option becomes exercisable in four equal installments. The number of options granted is determined by the grade level of a recipient. Individuals at the same grade level generally receive the same number of option shares. The Committee believes that the number of shares covered by each grant reflects competitive industry practice, rewards recipients for contribution to improvements in corporate performance, provides an incentive for future performance and serves to align the interests of the executive officers with the interests of all stockholders in the creation of stockholder value.

     The Corporation has adopted the Unitrode Corporation Profit Sharing/401(k) Savings Plan, (the "Plan") which is a broad-based defined contribution plan in which all regular employees are eligible to participate after six months of employment. Under the profit-sharing portion of the Plan, the Corporation makes an annual contribution to the Plan's trust fund for the account of a participant based upon the profit performance of the Corporation as determined by the Board of Directors. Under the 401(k) portion of the Plan, the Corporation matches 50% of an employee's contributions up to 2 percent of the employee's annual eligible compensation as determined in accordance with the Plan. The executive officers participate in certain other broad-based benefit plans in which benefits are not directly or indirectly tied to Corporation performance.

MR. GABLE'S COMPENSATION FOR THE FISCAL YEAR ENDED JANUARY 31, 1996

     Mr. Gable's base salary is designed to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations in the electronics industry. Mr. Gable has received increases in his base salary of 5.5%, 7.7% and 5.0% since his joining the Corporation as Chief Executive Officer in June 1991. The Committee has established target payment levels and target performance levels under the Management Bonus Program for the fiscal year ending January 31, 1997 affecting Mr. Gable.

     In February 1996, the Committee recommended that the Board of Directors award, and the Board awarded, Mr. Gable a payment of $220,000 under the Management Bonus Program. This amount was 100 percent of his annual base salary at that time. The factors given most weight by the Committee in recommending this award were the improvement in earnings per share for the Corporation over the prior year, the Corporation's improved performance as measured by various financial criteria established by the Board of Directors, and the increase in the market capitalization of the Corporation's common stock during Mr. Gable's tenure as Chief Executive Officer.

                                            Respectfully submitted,

                                            Kenneth Hecht, Chairman
                                            James T. Vanderslice

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers, information concerning compensation paid for services to the Corporation in all capacities during the fiscal year ended January 31, 1996, as well as compensation paid to each such individual for the Corporation's two previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                  -----------------------
                                                  ANNUAL COMPENSATION                     AWARDS
                                          ------------------------------------    -----------------------
                                                                  OTHER ANNUAL    RESTRICTED                    ALL OTHER
         NAME AND             FY ENDED                            COMPENSATION    STOCK AWARDS      NO. OF     COMPENSATION
    PRINCIPAL POSITION          1/31       SALARY       BONUS          (2)             (3)          OPTIONS         (4)
- ---------------------------   --------     ------       -----     ------------    ------------      -------    ------------
Robert L. Gable                 1996      $216,404    $220,000      $129,934        $      0        100,000       $16,864
Chairman & Chief                1995      $204,837    $110,627      $149,391        $      0              0       $18,318
Executive Officer               1994      $195,000    $      0      $ 77,651        $315,313              0       $18,790

Cosmo S. Trapani                1996      $192,562    $194,000      $ 23,381        $      0              0       $16,346
Exec. Vice President &          1995      $184,837    $ 98,527      $ 27,962        $      0         30,000 (1)   $18,318
Chief Financial Officer         1994      $179,000          (1)     $ 20,757        $ 51,563          5,000       $16,866

Dennis A. Peasenell             1996      $186,312    $187,750      $ 22,381        $      0         10,000       $16,302
Exec. Vice President,           1995      $180,738    $102,835      $ 28,516        $      0         10,000       $17,353
Operations                      1994      $175,000    $ 80,345      $ 24,053        $ 51,563          5,000       $22,379

Richard V. Paulson              1996      $164,606    $170,000      $ 28,008        $      0         10,000       $16,728
Exec. Vice President,           1995      $155,000    $ 77,500      $ 46,080        $      0         10,000       $ 5,106
Marketing & Strategy            1994      $152,019    $      0      $ 27,536        $ 51,563          5,000       $ 1,887

Allan R. Campbell               1996      $162,561    $164,000      $ 22,381        $      0              0       $16,467
Senior Vice President,          1995      $156,833    $ 80,637      $ 38,801        $      0         30,000 (1)   $18,318
General Counsel and Secretary   1994      $149,350          (1)     $ 24,053        $ 51,563          5,000       $15,028

- ---------------

(1) For the fiscal year ended January 31, 1994, Mr. Campbell and Mr. Trapani each received bonuses under the Corporation's Management Bonus Program in the form of the grant of options to purchase 20,000 shares of the Corporation's common stock at a price of $14.4375, the fair market value of the stock on February 14, 1994, the date of the grant.

(2) Amounts paid were bonuses based on taxes incurred on vesting of restricted stock pursuant to the Corporation's 1984 Restricted Stock and Cash Bonus Plan.

(3) The value of restricted stock awards was determined by multiplying the fair market value of the Corporation's common stock on the date of grant by the number of shares awarded. As of January 31, 1996, the number and value of aggregate restricted stock holdings were as follows: 20,000 shares ($518,750) by Mr. Gable; 4,000 shares ($103,750) by Mr. Trapani; 4,000 shares ($103,750) by Mr. Peasenell; 6,000 shares ($155,625) by Mr. Paulson; and 4,000 shares ($103,750) by Mr. Campbell; All shares awarded vest in five equal annual installments commencing one year from the award date, assuming continuing employment with the Corporation. In the event of a change of control of the Corporation, all restricted stock becomes immediately vested. Dividends are payable on the shares if and to the extent paid on the Corporation's common stock generally. No dividends have been paid on the restricted stock reported in this proxy statement.

(4) "All Other Compensation" includes profit sharing and matching contributions made to the Corporation's Profit Sharing/401(k) Plan.


OPTION GRANTS

     The Corporation's 1983 Stock Option Plan and 1992 Employee Stock Option Plan provide for the grant of options to officers and key employees of the Corporation. Options granted under the plans may be either "non-qualified options" or "incentive stock options". The exercise price is determined by the Executive Compensation Committee and may not be less than 100% of the fair market value of the common stock of the Corporation on the date of the grant of the options. The options expire not more than ten years from the date of the grant, and may be exercised only while the optionee is employed by the Corporation, or within one year after death or within sixty days after termination of employment. The Executive Compensation Committee may determine when options granted may be exercisable. Options are normally granted to be exercisable at the rate of one-quarter of the grant per year, commencing six months or one year from the date of the grant. In the event of a change of control of the Corporation, all options become immediately vested and exercisable. As of April 27, 1992, no further options were granted under the 1983 Stock Option Plan.


     The following table shows, as to the individuals named in the Summary
Compensation Table above, information concerning stock options granted during the fiscal year ended January 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                -----------------------------------------------    POTENTIAL REALIZABLE
                                              % OF                                   VALUES AT ASSUMED
                                          TOTAL OPTIONS                            ANNUAL RATES OF STOCK
                                           GRANTED TO                             PRICE APPRECIATION FOR
                                 # OF       EMPLOYEES                                 OPTION TERM(1)
                                OPTIONS     IN FISCAL     EXERCISE   EXPIRATION   -----------------------
            NAME                GRANTED       YEAR         PRICE        DATE          5%          10%
- -----------------------------   -------   -------------   --------   ----------   ----------   ----------
Robert L. Gable..............   100,000       21.97%      $30.9375     09/11/05   $1,945,643   $4,930,641
Cosmo S. Trapani.............         0          --             --           --           --           --
Dennis A. Peasenell..........    10,000        2.20%      $21.7500     04/28/05   $  136,785   $  346,639
Richard V. Paulson...........    10,000        2.20%      $21.7500     04/28/05   $  136,785   $  346,639
Allan R. Campbell............         0          --             --           --           --           --

- ---------------

(1) The 5% and the 10% assumed rates of appreciation, using the stock price as of the date of grant as the basis, are mandated by the rules of the Securities and Exchange Commission and do not represent the Corporation's estimate or projection of the future value of the Corporation's common stock.


OPTION EXERCISES AND YEAR-END VALUES

     The following table shows, as to the individuals named in the Summary
Compensation Table above, information concerning stock options exercised during the fiscal year ended January 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                            SHARES                         NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                           ACQUIRED ON                      OPTIONS AT FY END (#)                 AT FY END
                           EXERCISE        VALUE       -----------------------------    -----------------------------
         NAME                 (#)         REALIZED     EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
- -----------------------    -----------    --------     -----------     -------------    -----------     -------------
Robert L. Gable........      50,000       $690,625        52,000         100,000         $1,071,500        $      0
Cosmo S. Trapani.......      29,500       $506,781        34,250          16,250         $  532,438        $187,344
Dennis A. Peasenell....      44,322       $705,573        26,928          13,750         $  492,352        $103,750
Richard V. Paulson.....      10,875       $248,086        57,875          16,250         $1,029,523        $145,313
Allan R. Campbell......      20,000       $305,000        58,750          16,250         $1,047,031        $187,344

                               PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total stockholder returns for the Corporation, the Standard & Poor's 500 Stock Index and the Standard & Poor's Electric (Semi/Compo-nents) Index.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG UNITRODE CORPORATION, THE S & P 500 INDEX
                AND THE S & P ELECTRONICS (SEMICONDUCTORS) INDEX


                                       Cumulative Total Return
                                  ----------------------------------
                                  1/91  1/92  1/93  1/94  1/95  1/96

UNITRODE CORP                      100   164   288   361   452   636

S & P 500                          100   123   136   153   154   213

S & P ELEC (SEMICONDUCTOR)         100   134   207   303   344   425


* $100 INVESTED ON 01/31/91 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JANUARY 31.


                            INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P. to be the independent accountants for the Corporation for the fiscal year ending January 31, 1997. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                     CHANGE OF CONTROL SEVERANCE AGREEMENTS

     The Corporation has entered into Change of Control Severance Agreements with its executive officers. The Agreements provide that if a "Change of Control" (as defined in the Agreements) of the Corporation should occur, and if within two years thereafter the employment of the executive is terminated for reasons other than death, disability, retirement, or "Cause" (as defined in the Agreements), or the executive voluntarily terminates his or her employment for "Good Reason" (as defined in the Agreements), severance compensation will be payable. The amount of severance compensation would be approximately twice the executive's then current annual base salary, plus twice the largest annual bonus paid to the executive during the five-year period immediately preceding the change of control. In addition, the executive would be entitled to continued employee benefits for a period of two years from the date of termination. Also, to the extent that payments to the executive pursuant to his/her Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the executive in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Code, the Agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he/she would have been entitled to receive in the absence of the excise tax provided in
Section 4999 of the Code.

                              ADVANCE NOTICE BYLAW

     The Bylaws of the Corporation provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given to the Secretary of the Corporation no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Corporation may not insist upon compliance with these requirements should not be construed as a waiver by the Corporation of its right to do so at any time in the future.

                             STOCKHOLDER PROPOSALS

     Under regulations adopted by the Securities and Exchange Commission, stockholder proposals must be submitted to the Secretary of the Corporation no later than December 30, 1996, in order to be considered for inclusion in the proxy materials for the annual meeting to be held in 1997. The inclusion of any such proposal will be subject to applicable rules of the Securities and Exchange Commission.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, the Corporation's directors, executive officers and beneficial owners of more than ten percent of its common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of Common Stock. To the Corporation's knowledge, based solely upon the review of copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended January 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Forms 3 relating to the election of Messrs. Lataif and Vanderslice as Directors of the Corporation were filed three weeks late as a result of an administrative error.

                                 OTHER MATTERS

     Management knows of no other matters which may properly be and are likely to be brought before the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote said proxy in accordance with the best judgment of each individual.

                                            By Order of the Board of Directors.


                                            ALLAN R. CAMPBELL
                                            Senior Vice President,
                                            General Counsel and Secretary

Merrimack, New Hampshire
April 24, 1996

                              UNITRODE CORPORATION
                  ANNUAL MEETING OF STOCKHOLDERS - JUNE 3, 1996
P        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R
O
X       The undersigned, revoking all prior proxies, hereby appoints Robert L.
Y Gable and Allan R. Campbell, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Unitrode Corporation to be held Monday, June 3, 1996 at Waltham, Massachusetts and at any adjournment or adjournments thereof, to vote in the name and place of the undersigned with all the powers which the undersigned would possess if personally present, all of the stock of the Corporation standing in the name of the undersigned upon the matters listed on the reverse side, and, in their discretion, upon the matters which may properly come before the Meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.


             (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)


                                                               SEE REVERSE
                                                                  SIDE

/X/ Please mark
    votes as in
    this example.


    UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL SET FORTH BELOW,

    1. Election of Directors
    Nominees
    For 3 Year Term - Louis E. Lataif; James T. Vanderslice

                     FOR                      WITHHELD
                    /  /                       /  /



                                                       MARK HERE     /  /
                                                       FOR ADDRESS
                                                       CHANGE AND
                                                       NOTE AT LEFT
    --------------------------------------
    For, except withheld from the nominee
    as noted above.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

    Please sign exactly as your name appears. If acting as an attorney, executor, trustee or in another representative capacity, sign name and title.

    Signature              Date            Signature            Date
              -------------    -----------          ------------    -----------